Exhibit 99. (d)
CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made as of this 14th day of October 2009, by and among Optel Capital LLC, a Delaware limited liability company and ZG Nevada Limited Partnership, a Nevada limited partnership (collectively, the “Contributing Stockholders”), and Optel Acquisition Corp., a newly formed Delaware corporation (the “Company”).
RECITALS
     A. The Company expects to file a Schedule 13E-3 with the Securities and Exchange Commission announcing its intention to cause the Company to effect a “short-form” merger (the “Merger”) with and into DIGL under Section 253 of the Delaware General Corporation Law (the “DGCL”), with DIGL as the surviving corporation (the “Surviving Corporation”), pursuant to which (i) the stockholders of DIGL other than the Company will receive cash in exchange for their shares of DIGL common stock, par value $0.0001 per share (the “DIGL Common Stock”), (ii) the Contributing Stockholders will receive shares of common stock of the Surviving Corporation, and (iii) immediately following the Merger, the Contributing Stockholders will own all of the common stock of the Surviving Corporation.
     B. To effect the Merger, pursuant to the terms and conditions set forth herein, the Contributing Stockholders desire to contribute to the Company, immediately prior to the Merger, all of their respective shares of DIGL Common Stock, as of such time (the “Effective Time”).
     C. Following the contribution by the Contributing Stockholders of their shares of DIGL Common Stock pursuant to this Agreement, the Company will be the beneficial owner of approximately 91.1% of the outstanding shares of DIGL Common Stock.
     D. The Contributing Stockholders desire to evidence herein their consent to, and approval of, the Merger.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:
     1. Interpretation of this Agreement.
          (a) Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:
          “Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.
          “Company Common Stock” means the Company’s common stock, par value $0.0001 per share.
          “Company” shall have the meaning given to it in the preamble of this Agreement.
          “Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.

          “DGCL” shall have the meaning given to it in the recitals of this Agreement.
          “DIGL” shall have the meaning given to it in the preamble of this Agreement.
          “DIGL Common Stock” shall have the meaning given to it in the recitals of this Agreement.
          “Effective Time” shall have the meaning given to it in the recitals of this Agreement.
          “Merger” shall have the meaning given to it in the recitals to this Agreement.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shares” shall have the meaning given to it in Section 2(b) of this Agreement.
          “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.
          “Surviving Corporation” shall have the meaning given to it in the recitals to this Agreement.
          (b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.
     2. Contribution of DIGL Common Stock; Issuance of Shares; Consent to Merger.
          (a) Contribution of DIGL Common Stock. At the Effective Time, the Contributing Stockholders shall contribute, assign and transfer to the Company, and the Company shall accept, all shares of DIGL Common Stock held by the Contributing Stockholders, as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.
          (b) Issuance of Shares. In consideration for each Contributing Stockholder’s contribution of the Contributed Shares to the Company pursuant to Section 2(a), the Company shall issue the shares of Company Common Stock as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever. Upon the issuance of the Shares, all other outstanding shares of Company Common Stock will be cancelled.
          (c) Consent to the Merger. Each Contributing Stockholder, as evidenced by its signature hereto, in lieu of a special meeting of the stockholders of the Company, does hereby consent to and approve (i) the Merger, (ii) the execution, delivery and performance by the Company of a Certificate of Ownership and Merger, in substantially the form attached hereto as Exhibit B, and (iii) the other transactions contemplated herein and therein.
          (d) Representations and Warranties of the Company. The Company hereby represents and warrants to the Contributing Stockholders as follows:
               (i) Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of State of Delaware. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Before giving effect to the transactions contemplated herein, the Company does not have any Subsidiaries, and does not own, directly or indirectly, any capital stock or other equity interests in any other Person.
               (ii) Authorization of Transaction; Agreement Binding. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.
               (iii) No Conflict. The execution, delivery and performance of this Agreement by the Company does not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s certificate of incorporation or bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound.
          (e) Representations and Warranties of the Contributing Stockholders. Each Contributing Stockholder hereby represents and warrants to the Company as follows:
               (i) Capacity. The Contributing Stockholder has full capacity to execute and deliver, and to perform such Contributing Stockholder’s obligations under, this Agreement.
               (ii) Agreement Binding. This Agreement constitutes the valid and legally binding obligation of the Contributing Stockholder, enforceable in accordance with its terms.
               (iii) Acquisition for Investment. The Contributing Stockholder is acquiring the Shares for investment solely for such Contributing Stockholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.
               (iv) Accredited Investor. The Contributing Stockholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.
               (v) Title to Contributed Shares. The Contributing Stockholder owns the Contributed Shares set forth opposite such Contributing Stockholder’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.
     3. Termination. This Agreement and the obligation of the Contributing Stockholders to contribute the Contributed Shares will terminate automatically and immediately upon the earliest to occur of the full discharge of the obligations herein in connection with the Merger.

     4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
     5. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.
     6. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.
     7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Contributing Stockholders, the Company, and their respective successors and assigns and, where applicable, heirs and personal representatives.
     8. Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
     9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.
     10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     11. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Contributing Stockholders and the Company.
     12. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.
     13. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

OPTEL ACQUISITION CORP.

By:	/s/ Al Zwan
Name:	Al Zwan
Title:	President

Address:	c/o Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025 Attn: Louis D. Soto

OPTEL CAPITAL, LLC

By:	/s/ Al Zwan
Name:	Al Zwan
Title:	President

Address:	c/o Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025 Attn: Louis D. Soto

ZG NEVADA LIMITED PARTNERSHIP

By: ZG Nevada, Inc., as General Partner

By:	/s/ Bryan J. Zwan
Name:	Bryan J. Zwan
Title:	President

Address:	101 Convention Center, Suite 850 Las Vegas, Nevada 89109
SIGNATURE PAGE TO
CONTRIBUTION AGREEMENT

EXHIBIT A

Name	Contributed Shares	Shares
Optel Capital, LLC	221,203,773	232,722,523
ZG Nevada Limited Partnership	11,518,750	0

Total	232,722,523	232,722,523

EXHIBIT B
CERTIFICATE OF OWNERSHIP AND MERGER